Exhibit 99.1

Amedica Submits Response to FDA for Clearance of Composite Interbody Spinal Device

Porous Silicon Nitride Demonstrates Healing and Fusion Outcomes Similar to Autograft Bone

SALT LAKE CITY, June 13, 2016 – Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics, announced that it has submitted its responses to the Food and Drug Administration (FDA) in relation to the CASCADE clinical trial.

The CASCADE study compared the 24-month outcomes from single-level cervical fusion between Amedica’s porous silicon nitride versus bone autograft. Data showed that porous silicon nitride achieved clinical and radiographic outcomes that were comparable to bone autograft.

“Porous silicon nitride is a synthetic platform that can achieve spinal fusion without added bone graft, based on the results of our clinical trial,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “These outcomes are consistent with our understanding of the surface chemistry and nano-topography of silicon nitride. We believe the composite porous silicon nitride fusion device used in the CASCADE trial, if approved by the FDA, will improve patient health. We are confident that we have addressed the questions raised by the FDA.”

The Company anticipates a final determination from the FDA within the next 60 days. If approved, the Company would commence manufacturing, marketing and sales of the product in the United States and its possessions subject to FDA jurisdiction.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include, but are not limited to, the Company’s CASCADE study, the determination from the FDA relating to the CASCADE study, and the Company’s future commercialization plans. Such statements are subject to risks and uncertainties such as whether the FDA approves the Company’s submission, the timing of such approval and the Company’s success in commercializing its products. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Mike Houston

VP, Commercialization

801-839-3534

IR@amedica.com